EXHIBIT 15




November 12, 2001






Pennsylvania Power Company
1 E. Washington Street
P. O. Box 891
New Castle, PA  16103

Gentlemen:

We are aware that Pennsylvania Power Company has incorporated by reference in its Registration Statements No. 33-62450 and No. 33-65156 its Form 10-Q for the quarter ended September 30, 2001, which includes our report dated November 12, 2001 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                                  Very truly yours,





                                  ARTHUR ANDERSEN LLP



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